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                                                                  EXHIBIT (a)(9)


                                                         For Immediate Release

                                                         CONTACTS:
                                                         Cheryl D. Hodges
                                                         (513) 762-6967
                                                                or
                                                         Gary L. Rhodes
                                                         (513) 762-6660

        OMNICARE ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD
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                       FOR AMERICAN MEDSERVE TENDER OFFER
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                  CINCINNATI, OHIO, SEPTEMBER 3, 1997 ... Omnicare, Inc.
(NYSE:OCR) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired with respect to its pending cash tender offer for all of the outstanding shares of American Medserve Corporation (NASDAQ:AMCI) at a price of $18.00 per share. The tender offer is scheduled to expire at midnight, New York City time, on Thursday, September 11, 1997.

                  American Medserve Corporation, based in Naperville, Illinois, provides comprehensive pharmacy and related services to approximately 51,400 residents in 720 long-term care facilities in 11 states. Additionally, American Medserve Corporation is a joint venture partner with an affiliate of The Evangelical Lutheran Good Samaritan Society, which ranks as the nation's fifth-largest nursing home operator, serving 27,000 residents.

                  Omnicare is a leading independent provider of professional pharmacy and related consulting services for long-term care facilities such as nursing homes, retirement centers and other institutional health care facilities. With the completion of this acquisition, Omnicare will provide pharmacy and related consulting services to approximately 413,000 residents in over 5,100 long-term care facilities in 35 states.

                  For more information on Omnicare, Inc. via the Internet, including a full menu of news releases, visit our Corporate News on The Net site at http://www.businesswire.com/cnn/ocr.htm